Exhibit 99.2

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PPL Reaches Agreement to Sell Its Telecommunication Subsidiary

ALLENTOWN, Pa. (May 24, 2007) -- PPL Corporation (NYSE: PPL) announced Thursday (5/24) that it has reached a definitive agreement to sell its PPL Telcom subsidiary to Communications Infrastructure Investments of Boulder, Colo.
Under the terms of the agreement, CII is acquiring PPL Telcom for an enterprise value of about $60 million, which includes the assumption of $10 million of debt. PPL expects to realize $50 million in net proceeds from the transaction.
PPL Telcom provides broadband connectivity for telecommunication companies, wireless and Internet service providers, and large businesses and institutions. Located in the mid-Atlantic region, PPL Telcom’s network has more than 4,000 route miles of fiber with advanced optical systems and provides service to customers throughout the northeast corridor from New York to Washington, D.C.
PPL had announced earlier this month that it planned to sell the telecommunication operation to further sharpen its strategic focus on its core businesses of energy supply and delivery.
“We are very pleased to be able to reach this agreement with CII, whose principals have extensive experience in telecom operations,” said Paul T. Champagne, president of PPL Energy Services Group, parent company of PPL Telcom. “We also are pleased that CII intends to maintain a presence in the Lehigh Valley.”
CII is a holding company — owned by Columbia Capital, M/C Venture Partners, Oak Investment Partners, Battery Ventures and Centennial Ventures — organized to acquire and support long-term development of fiber-based bandwidth solutions-oriented businesses.
“PPL Telcom has an excellent reputation with its customers. CII’s priority is to provide support to Telcom’s employees so that we together can continue this tradition,” said Dan Caruso, chief executive officer and co-founder of CII.
PPL expects the sale to close by the end of the third quarter following regulatory approvals.
As a result of the sale, PPL expects to take an additional special after-tax charge in the second quarter of $3 million to $4 million, or 1 cent per share. In the first quarter, the company recorded a special after-tax impairment charge of $18 million, or 5 cents per share, related to the planned sale of this business. The company said the PPL Telcom sale would have no effect on PPL’s 2007 forecast of earnings from ongoing operations.
UBS Investment Bank acted as PPL’s exclusive financial advisor for this transaction.
PPL Corporation, headquartered in Allentown, Pa., controls more than 11,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to more than 5 million customers in Pennsylvania, the United Kingdom and Latin America. More information is available at www.pplweb.com.

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Certain statements contained in this news release, including statements with respect to future earnings impacts and business disposition, are "forward-looking statements" within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: political, regulatory or economic developments; receipt of necessary governmental approvals; and disposition proceeds. Any such forward-looking statements should be considered in light of such factors and in conjunction with PPL Corporation's Form 10-K and other reports on file with the Securities and Exchange Commission.

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